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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------
                                                 2000            1999            1998            1997            1996
                                              ---------       ---------       ---------       ---------       ---------
                                                                            (IN THOUSANDS)
FIXED CHARGES:
  Gross interest expense                      $  25,100       $  25,167       $  14,414       $   6,811       $   6,365
  Interest portion of rent expense                   40              28              39              32              29
                                              ---------       ---------       ---------       ---------       ---------
                                                 25,140          25,195          14,453           6,843           6,394

EARNINGS:
  Income (loss) before taxes                    127,743          36,369        (113,440)         33,423          10,847
  Plus:  fixed charges                           25,140          25,195          14,453           6,843           6,394
  Less:  capitalized interest                   (13,739)        (11,860)         (9,817)         (5,873)         (3,490)
                                              ---------       ---------       ---------       ---------       ---------
                                              $ 139,144       $  49,704       $(108,804)      $  34,393       $  13,751

RATIO OF EARNINGS TO FIXED CHARGES                 5.5x            2.0x             N/M            5.0x            2.2x
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